NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SeaChange InternationaL Reports

Fourth Quarter and Full Year Fiscal 2012 Results

Provides Positive Earnings Outlook for Fiscal 2013

ACTON, Mass. (March 29, 2012) –SeaChange International, Inc. (NASDAQ: SEAC), an industry leading multi-screen video software company, today reported revenue of $51.7 million (excluding $2.4 million in revenues related to discontinued operations) and a non-GAAP income per share from continuing operations of $0.18 for the fourth quarter ended January 31, 2012. In comparison, fourth quarter fiscal 2011 revenue was $57.9 million and non-GAAP income per share from continuing operations was $0.19, respectively. The Company’s fourth quarter and full year financial results reflect the impact of its previously announced agreement to sell its former broadcast servers and storage business while retaining its video streaming software and related hardware business; accordingly, the Company has reflected this business as discontinued operations in its financial statements for fiscal 2012 and for comparative purposes in prior periods. The Company posted a GAAP loss from continuing operations for the fourth quarter of fiscal 2012 of approximately $3.5 million compared with GAAP income from continuing operations of $11.2 million for the fourth quarter of fiscal 2011. Included in the fourth quarter fiscal 2012 loss from continuing operations were restructuring charges of $3.1 million, primarily related to headcount reductions, and $1.8 million of earn-out expenses related to prior acquisitions, whereas in the fourth quarter of fiscal 2011, the Company recorded a gain on the sale of an affiliate for $1.9 million.

For the fiscal year ended, January 31, 2012, the Company posted total revenues of $197.7 million, which was approximately $4.0 million lower than total revenues of $201.7 million for fiscal 2011. However, non-GAAP income from continuing operations for fiscal 2012 was $16.4 million, or $0.51 per share, compared with non-GAAP income from continuing operations of $15.7 million, or $0.49 per share, for the same prior period. The Company posted a GAAP loss from continuing operations of approximately $1.3 million in fiscal 2012 compared to GAAP income from continuing operations of $31.6 million for fiscal 2011, as that year included a $27.1 million pre-tax gain on the sale of the Company’s equity investment in Casa Systems, Inc. and InSite One, Inc. Included in the Company’s total fiscal 2012 loss from continuing operations are costs related to restructuring charges, primarily as a result of headcount reductions, and earn-out expenses related to prior acquisitions which together totaled approximately $6.6 million.

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SeaChange Q4 and Full FY12/Page 2

“With intense focus on execution, we ended fiscal 2012 with our strongest quarterly operating performance of the year,” said Raghu Rau, Chief Executive Officer, SeaChange. “Our focus in fiscal 2013 is on the execution of our strategy to transform the Company into a pure-play software provider, lowering our overall cost structure, delivering industry leading, next generation solutions and achieving superior financial results. We recently announced the divestiture of our broadcast servers and storage business and are actively engaged in the potential divesture of other non-core assets that do not fit into our long-term business strategy.”

Mr. Rau continued, “In addition to the $ 5.0 million in annualized cost reductions announced earlier this year and the significant reductions in operating expenses as a result of the divestiture of the broadcast servers and storage business, we expect further operating expense reductions in the first half of this year through product and market rationalization and reductions in general and administrative costs. We will continue to invest significantly in research and development by moving investments from legacy to next generation products and building our intellectual property. In fiscal 2013, SeaChange will become a leaner and more agile company focused on bringing new products to market that deliver a competitive advantage to our service provider customers and drive increased value for our shareholders.”

The Company ended fiscal year 2012 with cash, cash equivalents and marketable securities of $93.8 million compared to $88.9 million at the end of the third quarter of fiscal 2012. The increase in cash was primarily attributable to cash generated from operations.

Annual Outlook:

“We are excited about the prospects for a transformed SeaChange in fiscal 2013,” said Mr. Rau.

“We anticipate full year fiscal 2013 total revenues to be in the range of $188 million to $200 million with software revenues to be in the range of $150 million to $160 million and media services revenues to be in the range of $38 million to $40 million. We also anticipate full year non-GAAP total operating income to be in the range of $19.5 million to $23.5 million as we anticipate the software segment accounting for $17 million to $20 million and media services segment accounting for $2.5 million to $3.5 million of this range. For the first quarter of fiscal 2013, we expect software revenues to be in the range of $35 million to $37 million taking into account certain product and market rationalization efforts, including exiting unprofitable products and markets, and media services revenues to be in the range of $7.8 million to $8.2 million.”

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SeaChange Q4 and Full FY12/Page 3

The Company will host its fourth quarter and full year fiscal 2012 conference call on Thursday, March 29, 2012 at 8:30 a.m. E.T. The live webcast can be accessed at www.schange.com/ir. Supplemental financial information and prepared remarks for the conference call will be posted to the Investor Relations section of our website simultaneously with this press release.

About SeaChange International

Ranked among the top 250 software companies in the world, SeaChange International (NASDAQ: SEAC) enables transformative multi-screen video services through an open, cloud-based, intelligent software platform trusted by cable, IPTV and mobile operators globally. Personalized and fully monetized video experiences anytime on any device, in the home and everywhere, are the product of the Company’s superior back office, advertising, content and home gateway offerings.

SeaChange’s hundreds of customers are many of the world’s most powerful media brands including all major cable operators in the Americas and Europe, and the largest telecom companies in the world. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world.  Visitwww.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements regarding the divestiture of the Broadcast Servers and Storage business unit, including the potential impact on the Company, the Company’s business focus and future financial performance, are neither promises nor guarantees and may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current assumptions and expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. Factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the multi-screen video market; the loss of one of the Company's large customers; the ability of the Company to transition to a pure-play software company; the effectiveness of the Company’s cost-cutting measures; the uncertainties introduced by our evaluation of strategic alternatives; the cancellation or deferral of purchases of the Company’s products; the length of our sales cycles; the Company’s ability to manage its growth; the ability of the Company to successfully sell its Broadcast Servers and Storage business unit and non-core assets; the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to successfully introduce new products or enhancements to existing products on a timely basis; the Company's ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales and operations; changes in the regulatory environment; the Company’s ability to integrate the operations of acquired subsidiaries; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption "Certain Risk Factors" in the Company’s Annual Report on Form 10K filed on April 14, 2011. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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SeaChange Q4 and Full FY12/Page 4

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that we believe are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and make operating decisions. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects and adjustments to the valuation allowance:

Revenue: Business combination accounting rules require us to account for the fair value of customer contracts assumed in connection with our acquisitions. In connection with the acquisitions of eventIS Group B.V. on September 1, 2009, and VividLogic, Inc. on February 1, 2010, the book value of our deferred software revenue was reduced by approximately $6.0 million in the adjustment to fair value. Because these customer contracts may take up to 18 months to complete, our GAAP revenues subsequent to these acquisitions do not reflect the full amount of software revenues on assumed customer contracts that would have otherwise been recorded by eventIS Group B.V. and VividLogic, Inc.  In addition, we accelerated revenue recognition on a significant terminated contract in fiscal 2011. We believe these adjustments are useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on similar customer contracts, although we cannot be certain that customers will renew these contracts.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation and stock-based payroll expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP operating expenses and net income measures. Amortization of intangibles is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to revenues earned during the periods presented and will contribute to future period revenues as well. Amortization of intangibles assets will recur in future periods.

Acquisition related costs: We incurred significant expenses in connection with our acquisitions of eventIS Group B.V. and VividLogic, Inc. and also incurred certain other operating and non-operating expenses, which we generally would not have otherwise incurred in the periods presented. Acquisition related and other expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, integration of related professional services and changes in contingent liabilities related to estimated earn-out payments. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

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SeaChange Q4 and Full FY12/Page 5

Restructuring: We incurred significant expenses in connection with selected headcount reductions, a write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components, and the disposal of fixed assets. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

Strategic alternatives-related costs: We incurred significant legal and other professional fees in connection with the Company’s review of strategic alternatives. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

Income from sale of investments in affiliates:  For fiscal 2011 only, this reflects the gain, excluding any tax effects, on the sale of our investment in Casa Systems. This is considered a one-time event and not included in the financial results of our continuing operations.

Impairment of asset held for sale: We incurred a significant write-down of an owned property in connection with the divesture of our former servers and storage business segment. We believe it is useful for investors to understand the effects of this item on our other expenses.

Income tax expense (benefit): The income tax adjustment reflects the effective tax rate for the year in which the non-GAAP adjustment occurs and excludes any changes in the tax valuation allowance.

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SeaChange Q4 and Full FY12/Page 6

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	January 31, 2012	January 31, 2011
Assets
Cash and marketable securities	$93,780	$86,196
Accounts receivable, net	55,145	54,487
Inventories, net	10,218	11,041
Prepaid expenses and other current assets	10,760	10,731
Assets held for sale	646	—
Property and equipment, net	30,566	34,858
Goodwill and intangible assets, net	87,401	94,985
Other assets	5,054	7,124
Assets related to discontinued operations	5,465	5,769
Total assets	$299,035	$305,191

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$31,914	$31,953
Deferred revenues	36,473	40,643
Other long term liabilities	9,204	12,392
Deferred tax liabilities and income taxes payable	7,727	7,735
Liabilities related to discontinued operations	2,779	3,326
Total liabilities	88,097	96,049

Total stockholders’ equity	210,938	209,142
Total liabilities and stockholders’ equity	$299,035	$305,191

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SeaChange Q4 and Full FY12/Page 7

SeaChange International, Inc.

Condensed Consolidated Statement of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011

Revenues	$51,697	$57,883	$197,705	$201,687
Cost of revenues	25,387	26,312	99,693	98,832
Gross profit	26,310	31,571	98,012	102,855

Operating expenses:
Research and development	9,984	10,340	40,692	44,569
Selling and marketing	4,812	5,156	21,619	21,055
General and administrative	5,623	6,076	24,116	23,647
Amortization of intangibles	955	847	3,923	3,359
Acquisition costs	1,795	430	3,312	764
Restructuring	3,095	53	3,316	6,997
Total operating expenses	26,264	22,902	96,978	100,391
Income from operations	46	8,669	1,034	2,464
Gain on sale of investment in affiliate	—	1,883	—	27,071
Other expense, net	(730)	(495)	(358)	(418)
(Loss) income before income taxes and equity (loss) income in earnings of affiliates	(684)	10,057	676	29,117
Income tax (benefit) provision	2,680	(788)	2,193	(2,438)
Equity (loss) income in earnings of affiliates, net of tax	(176)	369	233	85
(Loss) income from continuing operations	$(3,540)	$11,214	$(1,284)	$31,640
Loss from discontinued operations	$(1,285)	$(261)	$(2,730)	$(2,172)
Net (loss) income	$(4,825)	$10,953	$(4,014)	$29,468
Earnings per share:
Basic (loss) income per share	$(0.15)	$0.35	$(0.13)	$0.94
Diluted (loss) income per share	$(0.15)	$0.34	$(0.13)	$0.92
Earnings per share from continuing operations:
Basic (loss) income per share	$(0.11)	$0.35	$(0.04)	$1.01
Diluted (loss) income per share	$(0.11)	$0.35	$(0.04)	$0.99
Earnings per share from discontinued operations:
Basic (loss) income per share	$(0.04)	$0.00	$(0.09)	$(0.07)
Diluted (loss) income per share	$(0.04)	$(0.01)	$(0.09)	$(0.07)
Weighted average common shares outstanding:
Basic	32,206	31,558	32,093	31,434
Diluted	32,206	32,152	32,093	31,986

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SeaChange Q4 and Full FY12/Page 8

SeaChange International, Inc.

Condensed Consolidated Operating Segments - Unaudited

(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011
Software
Revenue:
Products	$19,490	$24,699	$73,157	$82,155
Services	23,835	26,758	91,635	91,501
Total revenue	43,325	51,457	164,792	173,656
Gross profit	24,700	31,211	93,157	98,064
Operating expenses:
Research and development	9,984	10,340	40,692	44,569
Selling and marketing	4,812	5,156	21,619	21,055
General and administrative	526	529	2,032	1,465
Amortization of intangibles	922	774	3,784	3,073
Acquisition costs	1,795	430	3,312	764
Restructuring	2,145	53	2,366	6,085
	20,184	17,282	73,805	77,011
Income from operations	$4,516	$13,929	$19,352	$21,053

Media Services
Service revenue	$8,372	$6,426	$32,913	$28,031
Gross profit	1,610	360	4,855	4,791
Operating expenses:
General and administrative	525	912	3,421	4,026
Amortization of intangibles	33	73	139	286
	558	985	3,560	4,312
Income (loss) from operations	$1,052	$(625)	$1,295	$479

Unallocated Corporate
Operating expenses:
General and administrative	$4,572	$4,635	$18,663	$18,156
Restructuring	950	—	950	912
Total unallocated corporate expenses	$5,522	$4,635	$19,613	$19,068

Consolidated income from operations	$46	$8,669	$1,034	$2,464

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SeaChange Q4 and Full FY12/Page 9

SeaChange International, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures - Unaudited

(in thousands)

	Three Months Ended			Three Months Ended			Twelve Months Ended			Twelve Months Ended
	January 31, 2012			January 31, 2011			January 31, 2012			January 31, 2011
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues	$51,697		$51,697	$57,883	—	$57,883	$197,705		$197,705	$201,687		$201,687
Deferred revenue-acquisition related (1)		—	—		(12)	(12)			—		3,876	3,876
Deferred revenue-maintenance acceleration (2)		(12)	(12)		(4,559)	(4,559)		7	7		(4,559)	(4,559)
	51,697	(12)	51,685	57,883	(4,571)	53,312	197,705	7	197,712	201,687	(683)	201,004

Operating expenses	26,264		26,264	22,902		22,902	96,978		96,978	100,391		100,391
Stock-based compensation (3)	—	(209)	(209)	—	1,532	1,532	—	2,869	2,869	—	2,720	2,720
Amortization of intangible assets (4)	—	1,474	1,474	—	1,429	1,429	—	6,081	6,081	—	5,345	5,345
Acquisition related costs (5)	—	1,795	1,795	—	430	430	—	3,312	3,312	—	1,595	1,595
Restructuring (6)	—	3,095	3,095	—	53	53	—	3,316	3,316	—	6,997	6,997
Strategic alternatives related costs (7)	—	508	508	—	—	—	—	1,762	1,762	—	—	—
	26,264	6,663	19,601	22,902	3,444	19,458	96,978	17,340	79,638	100,391	16,657	83,734

(Loss) income from operations	46	6,651	6,697	8,669	(1,127)	7,542	1,034	17,347	18,381	2,464	15,974	18,438
Gain from sale of investments in affiliates (8)	—	—	—	1,883	(1,883)	—	—	—	—	27,071	(27,071)	—
Impairment of asset held for sale (9)	(678)	678	—				(678)	678	—
Income tax impact expense (benefit) (10)	2,680	2,115	565	(788)	2,137	1,349	2,193	385	2,578	(2,438)	4,865	2,427
(Loss) income from continuing operations	(3,540)	9,444	5,904	11,214	(5,147)	6,067	(1,284)	17,640	16,356	31,640	(15,962)	15,678
(Loss) from discontinued operations	(1,285)	493	(792)	(261)	137	(124)	(2,730)	1,127	(1,603)	(2,172)	237	(1,935)
Net income (loss)	$(4,825)	$9,937	$5,112	$10,953	$(5,010)	$5,943	$(4,014)	$18,767	$14,753	$29,468	$(15,725)	$13,743
Earnings per share:	$(0.15)	$0.31	0.16	$0.34	$(0.16)	$0.18	$(0.13)	$0.59	$0.46	$0.92	$(0.49)	$0.43
Earnings per share from continuing operations:	$(0.11)	$0.29	$0.18	$0.35	$(0.16)	$0.19	$(0.04)	$0.55	$0.51	$0.99	$(0.50)	$0.49
Earnings per share from discontinued operations:	$(0.04)	$0.02	$(0.02)	$(0.01)	$0.00	$(0.01)	$(0.09)	$0.04	$(0.05)	$(0.07)	$0.01	$(0.06)
Diluted weighted average common shares outstanding	32,206	32,206	32,206	32,152	32,152	32,152	32,093	32,093	32,093	31,986	31,986	31,986

(1)	Business combination accounting rules require us to account for the fair value of deferred revenue assumed in connection with an acquisition. This non-GAAP adjustment reflects the full amount of software contract revenue that would have otherwise been recorded subsequent to our acquisition of eventIS Group B.V. and VividLogic, Inc.

(2)	Recognition of previously deferred maintenance revenues from customer termination notice

(3)	For GAAP purposes, stock-based compensation is included in the following expense categories:

	Three Months Ended		Twelve Months Ended
	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011
Cost of revenues	$22	$183	$405	$330
Research and development	168	123	73	392
Selling and marketing	(396)	476	609	746
General and administrative	(3)	750	1,782	1,252
Total stock-based compensation	$(209)	$1,532	$2,869	$2,720

(4)	The intangible assets recorded at fair value as a result of our acquisitions are amortized over the estimated useful life of the related asset. Amortization expense related to intangible assets is included in the following expense categories:

	Three Months Ended		Twelve Months Ended
	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011

Cost of revenues:	$519	$582	$2,158	$1,986
Operating expenses:	955	847	3,923	3,359
Total amortization of intangibles	$1,474	$1,429	$6,081	$5,345

(5)	We incurred expenses in connection with our acquisitions which would not have otherwise occurred in the periods presented as part of our operating expenses

(6)	We incurred charges due to the restructuring of our business including severance charges, write-down of inventory and disposal of fixed assets, which we generally would not have otherwise incurred in the periods presented as part of continuing operations

(7)	We incurred legal and other professional fees in connection with the Company's review of strategic alternatives

(8)	Reflects the gain on the sale of the equity investment in Casa Systems and InSite One, Inc.

(9)	We incurred an impairment charge from the write-down of building held for sale

(10)	The non-GAAP income tax adjustment reflects the effective income tax rate in which the non-GAAP adjustment occurs and any exclusion of changes in the tax valuation allowance

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SeaChange Q4 and Full FY12/Page 10

SeaChange International, Inc.

Fourth Quarter and Full Year Fiscal Year 2012 Results

Prepared Remarks

March 29, 2012

SeaChange is providing a copy of these prepared remarks in combination with its press release. This process and these remarks are offered to allow investors and analysts additional time and detail for analyzing our financial results in advance of our quarterly and full year conference call. As previously scheduled, the conference call will begin today, March 29, at 8:30 a.m. E.T. and will include comments followed by questions and answers. These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:

-Telephone: 877-618-0011 (U.S.) and 973-200-3380 (international)

- Conference ID: 591 590 81

- Live webcast: www.schange.com/IR (An archived recording will be available at this site.)

Fiscal 2012 Fourth Quarter and Full Year Financial Discussion

Revenues:

Total revenues for the fourth quarter of fiscal 2012 amounted to $51.7 million, which were $6.2 million or 10.7% lower than revenues of $57.9 million recorded in the fourth quarter of last year. From an operating segment perspective, revenues from the Company’s Software segment for the fourth quarter were $43.3 million which were $8.2 million or approximately16% lower than revenues of $51.5 million for the fourth quarter of fiscal 2011. The primary reasons for the decrease in Software revenues quarter over quarter were due to lower service revenues, as the prior year included a $4.6 million adjustment related to the acceleration of deferred maintenance revenue from the deactivation of the VOD systems at a customer, and the Company also experienced lower VOD server shipments year over year.

The Media Services segment generated revenues for the fourth quarter of fiscal 2012 of $8.4 million which were $2.0 million or approximately 31% higher than revenues of $6.4 million in the fourth quarter of fiscal 2011. The increase in Media Services revenues in this year’s fourth quarter compared to last year was the result of recent contract wins in Latin America and Eastern Europe.

Total revenues for the full year ended 2012 amounted to $197.7 million, which were $4.0 million or 2.0% lower than revenues of $201.7 million recorded in the same prior period. From an operating segment perspective, Software revenues for the full year fiscal 2012 amounted to $164.8 million, which were $8.9 million or approximately 5.1% lower than the $173.7 million of revenues generated in fiscal 2011. The primary reasons for the decrease in Software revenues year over year were due to lower VOD server revenues and the prior year maintenance adjustment described above.

For the full year fiscal 2012, the Media Services segment generated revenues of $32.9 million which was $4.9 million or approximately 17.5% higher than revenues of $28.0 million for the same prior period. The increase in Media Services revenues for fiscal 2012 compared to last year was primarily the result of recent contract wins in Latin America and Eastern Europe as well as higher content processing revenues from customers in France and Dubai.

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SeaChange Q4 and Full FY12/Page 11

Gross Margin:

The Company’s total gross margin of 50.9% for the fourth quarter of fiscal 2012 was 3.6 points lower than total gross margin of 54.5% for last year’s fourth quarter. Reviewing gross margin by business segment, the Software segment gross margin for this year’s fourth quarter of 57.0% was 3.7 points lower than the gross margin of 60.7% for the fourth quarter of fiscal 2011. The decrease in Software segment gross margin was primarily the result of lower service margins due to the maintenance transaction last year, partially offset by higher advertising product margins.

Media Services gross margin of 19.2% for the fourth quarter of this year was 13.6 points higher than gross margins of 5.6% for the fourth quarter of last year. The increase in gross margin between quarters was due primarily to lower content acquisition costs.

The Company’s total gross margin for the full fiscal year was 49.6% or 1.4 points lower than total gross margin of 51.0% for the same prior period last year. Reviewing gross margin by business segment, the Software segment gross margin was flat year over year at 56.5%; however, the Media Services gross margin of 14.8% for fiscal 2012 was 2.3 points lower than gross margins of 17.1% for the same prior period. The decrease in gross margin between years was due primarily to higher headcount costs to support recent contract wins in Latin America and Eastern Europe.

Operating Expenses:

Total operating expenses for the fourth quarter of fiscal 2012 were $26.3 million or $3.4 million higher than the $22.9 million of total operating expenses incurred in the fourth quarter of last year. This year’s fourth quarter total operating expenses included $1.8 million of expenses related to estimated earn-out liabilities in connection with the VividLogic and eventIS acquisitions and $3.1 million of restructuring charges.

For fiscal 2012, total operating expenses of $97.0 million were $3.4 million lower than total operating expenses of $100.4 million for the same prior period. The decrease in total operating expenses between periods was the result of lower domestic research and development expenses due primarily to a reduction in headcount and as well as lower overall restructuring charges. These reductions were partially offset by increased general and administrative expenses related to the Company’s review of various strategic alternatives and increased earn-out related expenses as a result of the acquisitions of VividLogic and eventIS.

The management team looks forward to the earnings call on Thursday, March 29, 2012 at 8:30 a.m. E.T.

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